LAPORTE BANCORP, INC. ANNOUNCES APPOINTMENT OF
NEW EXECUTIVE VICE PRESIDENT AND CHIEF CREDIT OFFICER OF
THE LAPORTE SAVINGS BANK

LaPorte, IN – September 26, 2011. LaPorte Bancorp, Inc. (NASDAQ:LPSB), the holding company for The LaPorte Savings Bank (the “Bank”), today announced that Dan Carroll has joined the Bank as Executive Vice President and Chief Credit Officer.  Mr. Carroll joins our organization with more than fifteen years of banking experience in the commercial loan area.  He has specific expertise in auditing loan portfolios and relationship management, having focused on advising clients regarding proper loan structuring to best meet their business needs.  In his new position, he will oversee our loan portfolios as to risk management considerations and lead the credit and collections teams.

Mr. Carroll is a graduate of the University of Notre Dame with a Bachelor’s of Business Administration in Accounting and the Graduate School of Commercial Lending in Norman, Oklahoma.

Mr. Carroll is a past member of the Lakeshore 504 Board Loan Committee, which is a Small Business Administration loan program created to enable small businesses to finance up to 90% of fixed assets at or below market interest rates.  He has also served as a United Way and Habitat for Humanity volunteer for many years.

Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates eight full service locations in the LaPorte and Porter County regions of Northwest Indiana.  As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp and the Bank on the internet at www.laportesavingsbank.com, under Investor Relations.

This press release may contain statements relating to our future results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.  Investors are cautioned that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and other factors that may be described in our annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.